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Exhibit 10.4
Promissory Note

Lender: Planeta Dorado, S,A,
Borrower: Inversiones La Ribera, S.A.
Amount: $150,000
Currency: U.S. Dollars
Interest Rate: 8.00% fixed rate
Date of issuance: May 14, 2002
Due date: Due on demand